Company Reports Preliminary Fourth Quarter and Full-Year 2010 Results

Wendy’s and Arby’s Brands Post Positive Fourth Quarter Systemwide Same-Store Sales

Wendy’s/Arby’s Investor Day to Focus on Growth Initiatives at the Wendy’s Brand

Company Provides Outlook for Wendy’s, Long-Term EBITDA Growth Target of 10-15%

ATLANTA, January 26, 2011 – Wendy’s/Arby’s Group, Inc. (NYSE: WEN), the third largest quick-service restaurant company in the United States, today announced plans for its January 27, 2011 Investor Day, as well as preliminary, unaudited results for the fourth quarter and full year 2010 ended January 2, 2011.  The Company also announced its 2011 outlook and its longer term growth target.

Roland Smith, President and Chief Executive Officer of Wendy’s/Arby’s Group, stated: “We believe in our long-term earnings potential and look forward to discussing our growth initiatives in more detail at our Investor Day. Our primary emphasis at the event will be the Wendy's® brand, which we believe is one of the most attractive growth stories in the quick-service restaurant industry. We intend to discuss initiatives that will drive incremental sales to include introducing exciting new products, expanding dayparts, modernizing our facilities and pursuing our considerable opportunities to expand Wendy's restaurants internationally and in underpenetrated North American markets.

“2011 will be a transition year as we explore strategic alternatives for Arby’s, including a sale of the brand, reduce our corporate G&A to support a single brand and focus our energies on investing in Wendy’s growth opportunities.  Beginning in 2012, we would expect Wendy’s to be able to drive average annual EBITDA growth in a range of 10% to 15%. Also, we intend to use the strength of our balance sheet and free cash flow to grow our business and increase stockholder returns through dividends and share repurchases,” Smith said.

Investor Day -- January 27, 2011
The Company is hosting an Investor Day in New York on January 27, 2011, beginning at 8:30 a.m. ET with a breakfast featuring Wendy’s products.  The meeting will include updates from Roland Smith, President & CEO; David Karam, Wendy’s Brand President; Steve Farrar, Wendy’s Brand COO; Ken Calwell, Wendy’s Brand CMO; Darrell van Ligten, President-International; and Steve Hare, Chief Financial Officer.  The meeting will conclude with a question and answer session and a lunch featuring Wendy’s new premium cheeseburger, fries and other products.  The Investor Day presentations will also be webcast live from the investor relations page of the Company's website at www.wendysarbys.com.   The webcast and accompanying slides will also be archived on the Company’s website.

Preliminary Consolidated Fourth Quarter 2010 Summary (13 weeks in 2010 vs. 14 weeks in 2009)
▪
Adjusted EBITDA1 was $84.0 million, excluding a non-recurring credit of $5.0 million, pre-tax integration costs of $1.2 million, incremental advertising for Wendy’s new breakfast of $1.7 million and purchasing co-op expense of $0.3 million.  This is a decrease of 6.4% as compared to fourth quarter 2009 adjusted EBITDA of $89.7 million, excluding pre-tax integration-related costs and non-recurring net costs of $20.7 million and adjusted EBITDA of $13.6 million for the extra week in the quarter.

▪
Consolidated revenues were $840.7 million as compared to fourth quarter 2009 revenues of $900.9 million. Net loss was $10.8 million or $0.03 per share, including net after-tax special charges of $16.5 million or

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1 See reconciliation of adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), a non-GAAP measure, to GAAP results detailed on page 6.

$0.04 per share. Fourth quarter 2009 net loss from continuing operations was $14.7 million, or $0.03 per share, including after-tax special charges of $44.5 million or $0.10 per share.

Preliminary Consolidated Full-Year 2010 Summary (52 weeks in 2010 vs. 53 weeks in 2009)
▪
Adjusted EBITDA was $396.9 million, excluding pre-tax integration charges of $5.5 million, purchasing co-op expense of $5.2 million, incremental advertising for Wendy’s new breakfast of $7.2 million and a non-recurring credit of $5.0 million.  This is a decrease of 3.6% as compared to 2009 full-year adjusted EBITDA of $411.6 million, excluding pre-tax integration-related costs and non-recurring net costs of $40.8 million and 53rd week adjusted EBITDA of $13.6 million.

▪	Consolidated revenues were $3.4 billion as compared to full-year 2009 revenues of $3.6 billion.
▪
Net loss was $4.3 million, or $0.01 per share, including net after-tax special charges of $64.7 million, or $0.15 per share, as compared to full-year 2009 net income from continuing operations of $3.5 million, or $0.01 per share including net after-tax special charges of $84.7 million or $0.18 per share.

Smith stated: “Our preliminary fourth quarter and 2010 results exceeded our expectations and were at the upper end of the outlook range we recently provided.  We are pleased with Arby’s® systemwide same-store sales performance of +2.0% for the fourth quarter, which we believe demonstrates progress on Arby’s turnaround.  We continued our efforts to significantly upgrade the quality of our core products at Wendy’s with the introduction of our new, premium Natural Cut French Fries with Sea Salt and we are pleased that we generated positive systemwide same-store sales growth at Wendy’s for the fourth quarter.  We are also very excited about our new, premium cheeseburger being tested in selected U.S. markets.”

Wendy’s Preliminary Fourth Quarter 2010 and Full-Year 2010 Brand Summary
For the fourth quarter 2010, Wendy’s total revenue was $582.6 million compared to revenue of $630.2 million in the fourth quarter a year ago, a year-over-year decrease due primarily to the effect of the additional week in the 2009 quarter.
▪	Wendy’s North America systemwide same-store sales increased 0.2%.
▪	Wendy’s North America company-operated same-store sales decreased 0.9% and Wendy’s North America franchise same-store sales increased 0.6%.
▪
Wendy’s adjusted company-operated restaurant margin2 was 14.4%, compared to 15.6% in the fourth quarter of 2009, a decrease of 120 basis points. Restaurant margins in both years have been adjusted for comparability.  Fourth quarter 2010 was adjusted to exclude incremental advertising for Wendy’s new breakfast, and the impact of the 53rd week was excluded in the fourth quarter of 2009.  The year-over-year decrease in margin was due primarily to unfavorable commodity costs.  Company-operated restaurant margins without the adjustments for the fourth quarter of 2010 and 2009 were 14.0% and 15.9%, respectively.

For the full year of 2010,  Wendy’s total revenue was $2.4 billion compared to revenue of $2.4 billion a year ago, including the effect of the additional week in 2009.
▪	Wendy’s North America systemwide same-store sales decreased 0.6%.
▪	Wendy’s North America company-operated same-store sales decreased 1.7% and Wendy’s North America franchise same-store sales decreased 0.3%.
▪
Wendy’s adjusted company-operated restaurant margin was 15.2%, compared to 14.8% in 2009, an increase of 40 basis points, as adjusted to exclude incremental advertising for Wendy’s new breakfast in 2010 and the impact of the 53rd week in 2009.  Company-operated restaurant margins without the adjustments for 2010 and 2009 were 14.8% and 14.9%, respectively.

Arby’s Preliminary Fourth Quarter 2010 and Full-Year 2010 Brand Summary
For the fourth quarter 2010, Arby’s total revenue was $258.1 million compared to $270.8 million in the fourth quarter a year ago, a year-over-year decrease primarily due to the effect of the additional week in the fourth quarter of 2009.
▪	Arby’s North America systemwide same-store sales increased 2.0%.

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2 See reconciliation of adjusted company-operated restaurant margin, a non-GAAP measure, to GAAP results detailed on page 7.

▪	Arby’s North America company-operated same-store sales increased 2.9% and North America franchise same-store sales increased 1.6%.
▪
Arby’s company-operated restaurant margin was 11.8%, compared to an adjusted company-operated restaurant margin of 11.9% in the fourth quarter of 2009 which excludes the benefit from vacation policy standardization and the impact of the 53rd week in 2009.  The reported company-operated restaurant margin for the fourth quarter of 2009 was 14.2%.

For the full year of 2010, Arby’s total revenue was $1.0 billion compared to $1.1 billion a year ago, a year-over-year decrease partially due to the effect of negative same-store sales in 2010 and the additional week in 2009.
▪	Arby’s North America systemwide same-store sales decreased 5.8%.
▪	Arby’s North America company-operated same-store sales declined 7.1% and North America franchise same-store sales declined 5.2%.
▪
Arby’s company-operated restaurant margin was 11.6%, compared to an adjusted company-operated restaurant margin of 13.4% in 2009 which excludes the benefit from vacation policy standardization as well as the impact of the 53rd week in 2009.  The year-over-year difference was primarily due to sales deleveraging and unfavorable commodity costs during the second half of 2010.  The reported company-operated restaurant margin for 2009 was 13.9%.

2011 Outlook
The Company anticipates 2011 pro forma EBITDA will be in a range of $345 million to $355 million.  The 2011 pro forma Company EBITDA outlook assumes a sale of Arby’s and that related general and administrative (G&A) expense reductions occurred as of the beginning of fiscal 2011.

The 2011 pro forma EBITDA outlook includes the following expectations:
▪	Same-store sales growth of 1% to 3% at Wendy’s North America company-operated restaurants.
▪	Improvement of 30 to 60 basis points in Wendy’s company-operated restaurant margin.
▪	Capital expenditures for the Wendy’s brand of approximately $145 million.
▪	Wendy’s North America unit development of approximately 20 company stores and 45 franchise stores, plus approximately 50 international franchise stores.

Preliminary Fourth Quarter and Full-Year 2010 Special Expense Charges
For the fourth quarter 2010, the Company recorded net after tax special charges of $16.5 million, including integration-related expenses, impairment charges, incremental advertising for Wendy’s new breakfast, costs related to SSG purchasing co-op and reversal of pension withdrawal expense.  For the full-year 2010, the Company recorded net after tax special charges of $64.7 million, including integration-related expenses, impairment charges, incremental advertising for Wendy’s new breakfast, costs related to SSG purchasing co-op, reversal of pension withdrawal expense, costs related to refinancing the senior secured credit facility and the related debt repayments, partially offset by income recognized from the collection of the Deerfield Capital Corp. note as the proceeds exceeded the carrying value of the note.

Preliminary Nature of Reported Results
The fourth quarter and full year 2010 financial results reported in this news release are preliminary and unaudited.  Final results are expected to be announced when the Company files its Annual Report on Form 10-K for the year ended January 2, 2011 on or about March 3, 2011.  It is possible that final results could differ from the preliminary results reported in this news release.  The Company assumes no obligation and does not intend to update these estimates prior to filing its Annual Report on Form 10-K for the year ended January 2, 2011.

Forward-Looking Statements
This news release contains certain statements that are not historical facts, including, importantly, information concerning possible or assumed future results of operations of Wendy’s/Arby’s Group, Inc. and its subsidiaries (collectively “Wendy’s/Arby’s Group” or the “Company”).  Those statements, as well as statements preceded by, followed by, or that include the words “may,” “believes,” “plans,” “expects,” “anticipates,” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”).  All statements that address future operating, financial or business performance; strategies or expectations; future general and administrative expense reductions; anticipated costs or charges; future capitalization; future domestic or international business development; future daypart expansion; and anticipated financial impacts of possible transactions are forward-looking statements within the meaning of the Reform Act.  The forward-looking statements are based on our expectations at the time such statements are made, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors.  Our actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by our forward-looking statements.  For all of our forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Reform Act.  Many important factors could affect our future results and could cause those results to differ materially from those expressed in, or implied by our forward-looking statements.  Such factors, all of which are difficult or impossible to predict accurately, and many of which are beyond our control, include, but are not limited to: (1) changes in the quick-service restaurant industry, such as consumer trends toward value-oriented products and promotions or toward consuming fewer meals away from home; (2) prevailing economic, market and business conditions affecting the Company, including competition from other food service providers, high unemployment and decreased consumer spending levels; (3) the ability to successfully integrate acquired businesses and to achieve related synergies, cost reductions and operational improvements; (4) cost and availability of capital; (5) cost fluctuations associated with food, supplies, energy, fuel, distribution or labor; (6) the financial condition of our franchisees, with a significant number of Arby’s franchisees and some Wendy’s franchisees having experienced declining sales and profitability; (7) food safety events, including instances of food-borne illness involving Wendy’s or Arby’s or their supply chains; (8) conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, or acts of war or terrorism; (9) the availability of suitable locations and terms for the development of new restaurants; (10) adoption of new, or changes in, laws, regulations or accounting policies and practices; (11) changes in debt, equity and securities markets; (12) goodwill and long-lived asset impairments; (13) changes in the interest rate environment; and (14) other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the SEC, including those identified in the “Risk Factors” sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q. Other factors include uncertainties regarding the outcome of the Company’s consideration of strategic alternatives for the Arby’s brand and its impact on the Company’s businesses.

All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above.  New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.  In addition, we do not endorse any projections regarding future performance that may be made by third parties.

Disclosure Regarding Non-GAAP Financial Measures
EBITDA is used by the Company as a performance measure for benchmarking against the Company’s peers and competitors.  The Company believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to evaluate companies in the restaurant industry.  The Company also uses adjusted EBITDA and other adjusted financial measures (such as adjusted company-operated restaurant margin) which exclude certain special or non-recurring expenses, net of certain special or non-recurring benefits, detailed in the reconciliation tables that accompany this release, as internal measures of business operating performance.  The Company believes such financial measures provide a meaningful perspective of the underlying operating performance of the Company’s current business.  EBITDA, adjusted EBITDA and adjusted company-operated restaurant margin are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”).  Because all companies do not calculate EBITDA, similarly titled financial measures, or company-operated restaurant margin in the same way, those measures as used by other companies may not be consistent with the way the Company calculates such measures and should not be considered as alternative measures of operating profit (loss), net income (loss) or company-operated restaurant margin.

Because certain income statement items needed to calculate net income vary from quarter to quarter, the Company is unable to provide projections of net income and a reconciliation of projected Company pro forma  EBITDA to net income.

The Company’s presentation of EBITDA, adjusted EBITDA and adjusted company-operated restaurant margin is not intended to replace the presentation of the Company’s financial results in accordance with GAAP.

About Wendy's/Arby's Group, Inc.
Wendy’s/Arby’s Group, Inc. is the third largest quick-service restaurant company in the United States and includes Wendy’s International, Inc., the franchisor of the Wendy’s restaurant system, and Arby’s Restaurant Group, Inc., the franchisor of the Arby’s restaurant system.  The combined restaurant systems include more than 10,000 restaurants in the U.S. and 24 countries and U.S. territories worldwide.

Media and Investor Contacts:
John Barker at 678-514-6900 or john.barker@wendysarbys.com
Kay Sharpton at 678-514-5292 or kay.sharpton@wendysarbys.com

Wendy’s/Arby’s Group, Inc. and Subsidiaries
Calculation and Comparison of EBITDA and a Reconciliation of EBITDA to Net Income

(In Millions)	Fourth Quarter		Twelve Months
(Unaudited)	Preliminary 2010	Actual 2009	Preliminary 2010	Actual 2009
EBITDA	$85.8	$82.6	$384.0	$384.4
Depreciation and amortization	(44.7)	(46.9)	(182.2)	(190.3)
Impairment of long-lived assets	(28.1)	(51.0)	(69.4)	(82.1)
Operating profit (loss)	13.0	(15.3)	132.4	112.0
Interest expense	(32.7)	(37.0)	(137.2)	(126.7)
Loss on early extinguishment of debt	-	-	(26.2)	-
Investment income (expense), net	-	0.8	5.2	(3.0)
Other than temporary losses on investments	-	-	-	(3.9)
Other income, net	0.9	1.3	3.8	1.5
Loss before income taxes	(18.8)	(50.2)	(22.0)	(20.1)
Benefit from income taxes	8.0	35.5	17.7	23.6
Net (loss) income from continuing operations	$(10.8)	$(14.7)	$(4.3)	$3.5

Reconciliation of EBITDA to Adjusted EBITDA

(In Millions)	Fourth Quarter		Twelve Months
(Unaudited)	Preliminary 2010	Actual 2009	Preliminary 2010	Actual 2009
EBITDA	$85.8	$82.6	$384.0	$384.4
Plus: Integration costs in general and administrative (G&A)	1.2	5.4	5.5	16.6
SSG purchasing co-op expenses in G&A	0.3	-	5.2	-
Incremental advertising for Wendy’s new breakfast	1.7	-	7.2	-
Reversal of pension withdrawal expense in cost of sales	(5.0)	-	(5.0)	-
Wendy’s purchasing co-op start-up costs in G&A	-	15.5	-	15.5
Facilities relocation and corporate restructuring	-	2.1	-	11.0
Pension withdrawal expense in cost of sales	-	5.0	-	5.0
Benefit from vacation policy standardization in G&A	-	(3.4)	-	(3.4)
Benefit from vacation policy standardization in cost of sales	-	(3.9)	-	(3.9)
Adjusted EBITDA	84.0	103.3	396.9	425.2
Less:
EBITDA effect of additional week in 2009	N.A.	(13.6)	N.A.	(13.6)
Normalized 52 weeks adjusted EBITDA	$84.0	$89.7	$396.9	$411.6

% Change in Adjusted EBITDA	-6.4%	-3.6%

Reconciliation of Company-Operated Restaurant Margin to Adjusted Company-Operated Restaurant Margin

(Unaudited)

Wendy's	Fourth Quarter		Twelve Months
	Preliminary 2010	Actual 2009	Preliminary 2010	Actual 2009
Company-operated restaurant margin	14.0%	15.9%	14.8%	14.9%
Incremental advertising for Wendy's new breakfast	0.4	-	0.4	-
Additional week in the 2009 fourth quarter	-	(0.3)	-	(0.1)
Adjusted Company-operated restaurant margin	14.4%	15.6%	15.2%	14.8%

Arby's	Fourth Quarter		Twelve Months
	Preliminary 2010	Actual 2009	Preliminary 2010	Actual 2009
Company-operated restaurant margin	11.8%	14.2%	11.6%	13.9%
Benefit from vacation policy standardization	-	(1.6)	-	(0.4)
Additional week in the 2009 fourth quarter	-	(0.7)	-	(0.1)
Adjusted Company-operated restaurant margin	11.8%	11.9%	11.6%	13.4%